Washington Mutual Investors Fund 6455 Irvine Center Drive Irvine, CA 92618 Telephone (949) 975-5000 Fax (949) 975-4325

April 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$937,751
Class B	$5,901
Class C	$25,966
Class F1	$60,363
Class F2	$27,203
Total	$1,057,184
Class 529-A	$29,211
Class 529-B	$873
Class 529-C	$5,240
Class 529-E	$1,377
Class 529-F1	$1,764
Class R-1	$1,321
Class R-2	$11,237
Class R-3	$29,721
Class R-4	$37,388
Class R-5	$33,290
Class R-6	$60,954
Total	$212,376

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7300
Class B	$0.4757
Class C	$0.4798
Class F1	$0.7171
Class F2	$0.7978
Class 529-A	$0.7035
Class 529-B	$0.4380
Class 529-C	$0.4621
Class 529-E	$0.6249
Class 529-F1	$0.7714
Class R-1	$0.4866
Class R-2	$0.4979
Class R-3	$0.6252
Class R-4	$0.7218
Class R-5	$0.8137
Class R-6	$0.8295

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,258,143
Class B	9,270
Class C	50,589
Class F1	85,846
Class F2	39,534
Total	1,443,382
Class 529-A	41,831
Class 529-B	1,585
Class 529-C	11,208
Class 529-E	2,212
Class 529-F1	2,308
Class R-1	2,510
Class R-2	21,700
Class R-3	47,238
Class R-4	52,153
Class R-5	42,886
Class R-6	83,846
Total	309,477

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.08
Class B	$34.88
Class C	$34.74
Class F1	$34.99
Class F2	$35.08
Class 529-A	$35.03
Class 529-B	$34.90
Class 529-C	$34.83
Class 529-E	$34.88
Class 529-F1	$34.98
Class R-1	$34.81
Class R-2	$34.71
Class R-3	$34.87
Class R-4	$34.96
Class R-5	$35.08
Class R-6	$35.10